                                       IQC
                            CONDENSED BALANCE SHEETS

                                                                 MARCH 31, 1999      DECEMBER 31,
                                                                  (UNAUDITED)            1998
                                                                   ---------           ---------
ASSETS
Current assets:
  Cash and cash equivalents                                        $       -           $   3,577
  Loan receivable from shareholder                                   150,000                   -
  Prepaid expenses                                                     2,600               2,600
                                                                   ---------           ---------
     Total current assets                                            152,600               6,177

Property and equipment, net                                           59,636              39,808
                                                                   ---------           ---------

Total assets                                                       $ 212,236           $  45,985
                                                                   ---------           ---------
                                                                   ---------           ---------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses                            $   2,718           $  34,048

Shareholders' equity:
Common stock                                                         880,000             640,000
Accumulated deficit                                                 (670,482)           (628,063)
                                                                   ---------           ---------
     Total shareholders' equity                                      209,518              11,937
                                                                   ---------           ---------

     Total liabilities and shareholders' equity                    $ 212,236           $  45,985
                                                                   ---------           ---------
                                                                   ---------           ---------

                  See notes to condensed financial statements.

                                       IQC
                       CONDENSED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                          THREE MONTHS         THREE MONTHS
                                             ENDED                 ENDED
                                         MARCH 31, 1999       MARCH 31, 1998
Revenue                                     $ 185,958           $  40,039
Cost of revenue                                45,093              15,953
                                            ---------           ---------
          Gross profit                        140,865              24,086


Operating expenses:
  Sales and marketing                          66,527                   -
  Product development                          37,798              14,654
  General and administrative                   78,959              25,610
                                            ---------           ---------
          Total operating expenses            183,284              40,264
                                            ---------           ---------

Net loss                                    $ (42,419)          $ (16,178)
                                            ---------           ---------
                                            ---------           ---------



                  See notes to condensed financial statements.

                                       IQC
                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                      THREE MONTHS        THREE MONTHS
                                                          ENDED               ENDED
                                                     MARCH 31, 1999      MARCH 31, 1998
OPERATING ACTIVITIES
Net loss                                               $ (42,419)          $ (16,178)
Adjustments to reconcile net loss to net cash
 provided by operating activities:
  Depreciation                                             8,196               4,879
  Changes in operating assets and liabilities:
    Loan receivable from shareholder                    (150,000)                  -
    Accounts payable                                     (31,330)             (3,701)
                                                       ---------           ---------
Net cash used in operating activities                   (215,553)            (15,000)

INVESTING ACTIVITIES - purchases of equipment            (28,024)                  -

FINANCING ACTIVITIES:
  Sale of common stock                                   240,000                   -
  Payments on subscription receivable                          -              15,000
                                                       ---------           ---------
Net cash provided by financing activities                240,000              15,000
                                                       ---------           ---------

Net increase (decrease) in cash                           (3,577)                  -

Cash at beginning of period                                3,577                   -
                                                       ---------           ---------
Cash at end of period                                  $       -           $       -
                                                       ---------           ---------
                                                       ---------           ---------


                  See notes to condensed financial statements.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. For further information, refer to the financial statements for the years ended December 31, 1998 and 1997 and notes thereto included herein.

SUBSEQUENT EVENTS

In February 1999, the Company issued 600,000 shares of common stock for $240,000.

In April 1999, the Company issued 1,600,000 shares of common stock as a result of the exercise of stock options.

In May 1999, the stockholders of the Company signed an agreement to exchange all of the common stock of the Company for 113,313 shares of Go2Net, Inc., an unrelated publicly traded corporation. All outstanding options of the Company will be assumed by Go2Net in conjunction with the transaction.

RECLASSIFICATION ADJUSTMENTS

Certain amounts for IQC have been reclassified to conform to Go2Net's financial statement presentation.